Exhibit 99.1

NeuroMetrix Inc. Names Allen Hinkle, M.D., to its Board of Directors

WALTHAM, MA. January 17, 2006 – NeuroMetrix, Inc. (Nasdaq: NURO) announced today that Allen Hinkle, M.D., has been named to the company’s board of directors effective January 15, 2006.

Dr. Hinkle is currently the Chief Medical Officer for Tufts Health Plan in Massachusetts where he is responsible for medical management programs and initiatives.

Prior to becoming the Chief Medical Officer of Tufts Health Plan, Dr. Hinkle was Vice President of health care quality, policy and innovations at Blue Cross Blue Shield of Massachusetts.  He was previously the Chief Medical Officer and Senior Vice President of Quality – Healthcare Management for Anthem Blue Cross Blue Shield of New Hampshire and Matthew Thornton Plan.  Dr. Hinkle has over 20 years of experience in the healthcare field and has demonstrated strong leadership and innovation throughout his distinguished career.  He has successfully focused his efforts on improving the quality of health care and implementing operational efficiencies.

Dr. Hinkle received his Bachelor of Science degree from the University of Massachusetts at Amherst and his medical degree from Albert Einstein College of Medicine in New York.  He is board certified in pediatrics and anesthesiology and is an Associate Professor of Anesthesiology and Pediatrics at Dartmouth Medical School.  He is also a Board member of the Massachusetts Health Quality Partners.

 “We feel that Allen is a tremendous addition to the NeuroMetrix board of directors.  He brings a strong base of knowledge and experience relevant to our emerging growth business at NeuroMetrix.   We look forward to Allen’s insights, guidance and analytical thinking as we continue to establish our neuropathy diagnostic solution as a standard of care and expand our business into new areas such as therapeutic products for neuropathies,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix.

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back and leg pain and carpal tunnel syndrome, as well as other clinical disorders.  These clinical indications affect millions of patients in the United States. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in nearly 3,000 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

Contact: NeuroMetrix, Inc.

Brad Smith, 781-314-2741

Chief Financial Officer

NeuroMetrix.ir@NeuroMetrix.com